Exhibit 3.2

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF LANDBANK GROUP, INC.

The Amended and Restated Bylaws (the “Bylaws”) of Landbank Group, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:

1.  Section 2.10 of Article II of the Bylaws is amended in its entirety to read as follows:

“2.10     Stockholder Action By Written Consent Without A Meeting

(a)  Unless the power of stockholders to act by consent without a meeting is restricted or eliminated by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

(b)  Every written consent shall bear the date of signature of each stockholder (or his, her or its proxy) signing such consent. Prompt notice of the taking of corporate action without a meeting of stockholders by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of persons to authorize or take the action were delivered to the corporation in the manner required by this Section 2.10. All such written consents shall be delivered to the corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to authorize or take the corporate action referred to therein unless, within 60 days of the earliest dated written consent delivered to the corporation in the manner required by this Section 2.10, written consents signed by a sufficient number of persons to authorize or take such action are delivered to the corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. All such written consents shall be filed with the minutes of proceedings of the stockholders, and actions authorized or taken under such written consents shall have the same force and effect as those authorized or taken pursuant to a vote of the stockholders at an annual or special meeting.”

2.  Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1)           that I am the duly elected and acting Secretary of Landbank Group, Inc., a Delaware corporation (the “Corporation”); and

(2)           that the foregoing amendment to the Corporation’s Bylaws, constituting 1 page, has been duly adopted by the Board of Directors of the Corporation by unanimous written consent on November 16, 2007.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 16th day of November, 2007.

/s/ Eric Stoppenhagen
                Eric Stoppenhagen, Secretary